Purchase and Sale Agreement

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made and entered into as of August 6, 2026 (“Effective Date”), by and among The Oregon Community Foundation, an Oregon nonprofit corporation (“Seller”) and Kotarba Partners Fund I, LP, a Delaware limited partnership (“Buyer”); Seller and Buyer are sometimes referred to herein, collectively, as the “Parties” and, each, a “Party.”

WHEREAS, Seller owns, beneficially and of record, Seven Hundred Thirty-Eight Thousand Five Hundred Thirty-Four (738,534) shares of common stock of Jewett Cameron Trading Co., Ltd., a publicly traded British Columbia corporation (the “Company”); and

WHEREAS, on the terms and subject to the conditions set forth herein, Buyer desires to purchase and acquire from Seller, and Seller desires to sell to Buyer, all of Seller’s right, title and interest in up to Seven Hundred Thirty-Eight Thousand Five Hundred Thirty-Four (738,534) shares of Company common stock via: (i) an initial purchase of One Hundred Seventy-Six Thousand Six (176,006) shares (the “Initial Purchase”); (ii) an optional secondary purchase of One Hundred Seventy-Six Thousand Six (176,006) shares (the “Optional Secondary Purchase”); and (iii) optional subsequent purchase(s) of up to a total of Three Hundred Eighty-Six Thousand Five Hundred Twenty-Two (386,522) shares (the “Optional Subsequent Purchase(s)”). The shares purchased in the Initial Purchase, the Optional Secondary Purchase, and all Optional Subsequent Purchases, if any, are referred to herein as the “Purchased Stock.”

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree as follows:

1. Purchase and Sale of Purchased Stock

1.1 The Buyer shall purchase the shares of Company common stock covered by the Initial Purchase on the Closing Date at the Purchase Price as described in Section 1.3 below. Buyer shall have the option (the “Option”) to purchase additional shares via the Optional Secondary Purchase and Optional Subsequent Purchases at the Purchase Price as described in Section 1.3 below. Buyer may exercise the Option from time to time by providing written notice to Seller during the period ending on March 31, 2028, which notice shall specify an applicable Closing Date no earlier than three (3) business days or later than ten (10) business days following the date of the exercise notice, and each party shall satisfy its deliverable obligations under Section 1.6 by such date; provided that the applicable Closing Date shall be in the same calendar year as the date of the exercise notice.

1.2 At each Closing (as defined below), Seller hereby agrees to sell, assign, convey, transfer and deliver to Buyer, and Buyer agrees to purchase and acquire from Seller, the Purchased Stock, free and clear of any mortgage, pledge, lien, charge, security interest, claim, option, equitable interest, restriction of any kind (including any restriction on use, voting, transfer, receipt of income, or exercise of any other ownership attribute), or other encumbrance (each, an “Encumbrance”), other than any restrictions on transfer arising under applicable state and federal securities laws, for the applicable Purchase Price per share (as defined below).

1.3 The per share “Purchase Price” for the Purchased Stock sold at the Initial Closing and at the Optional Secondary Closing shall be One Dollar Eighty-Five Cents (United States Dollars) (US$1.85) per share. The Purchase Price for any Optional Subsequent Closing shall equal eighty-five percent (85%) of the volume weighted average price of the Company’s common stock as traded and reported on Nasdaq for the thirty (30) consecutive trading days ending on the last business day immediately prior to the applicable Closing Date, subject to a minimum Purchase Price of One Dollar Eighty-Five Cents (United States Dollars) (US$1.85) per share and a maximum Purchase Price of Four Dollars (United States Dollars) (US$4.00) per share. If at any time after the Effective Date the Company effects a stock split, reverse stock split, stock dividend, subdivision, combination, recapitalization, reclassification or similar event affecting its common stock, then the number of shares comprising the Initial Purchase, the Optional Secondary Purchase and the Optional Subsequent Purchases, and each Purchase Price (including the minimum and maximum amounts set forth above), shall be proportionately and equitably adjusted,

1.4The closing of the purchase and sale of the Initial Purchase (the “Initial Closing”), the Optional Secondary Purchase (the “Optional Secondary Closing”), and of any and all Optional Subsequent Purchases, if any (the “Optional Subsequent Closing(s),” and together with the Initial Closing and Optional Secondary Closing, the “Closings” and each a “Closing”), shall take place remotely via the electronic exchange of documents and payment of the Purchase Price for the shares on the date such conditions and deliverables to Closing set forth in Sections 1.5 and 1.6 herein have been satisfied by the Parties (each a “Closing Date”).

1.5Each Closing shall be subject to the following conditions:

(a)In the case of any Optional Subsequent Closing, the number of shares to be purchased at such Optional Subsequent Closing shall be at least 50,000 shares or, if fewer than 50,000 shares remain available for purchase, all such remaining shares.

(b)Delivery by Seller to Buyer, in a form acceptable to Buyer, of: (i) prior to the Initial Closing, evidence of authorization, as may be required under Seller’s articles of incorporation, bylaws, resolutions of Seller’s board of directors, policies, and any other applicable governing documents, of the sale and transfer by Seller to Buyer of: each of the Initial Purchase, the Optional Secondary Purchase, and any Optional Subsequent Purchases on the terms set forth in this Agreement, and (ii) prior to any Closings following the Initial Closing, confirmation by Seller that the authorization referred to in clause (i) has not been revised, revoked, rescinded, or otherwise cancelled; provided that, if the Parties have agreed in writing to any Optional Subsequent Purchases on different terms than those set forth in this Agreement, evidence of authorization of the sale and transfer of shares pursuant to any Optional Subsequent Purchases on the revised terms.

(c)Delivery by Buyer to Seller, in a form acceptable to Seller, of: (i) prior to the Initial Closing, evidence of authorization, as may be required under Buyer’s certificate of limited partnership, limited partnership agreement, and any other applicable governing documents, of the purchase by Buyer from Seller of the Initial Purchase on the terms set forth in this Agreement, and (ii) prior to any Closings following the Initial Closing, evidence of authorization, as may be required under Buyer’s certificate of limited partnership, limited partnership agreement, and any other applicable governing documents, of the purchase of additional shares by Buyer from Seller on the terms set forth in this Agreement; provided that, if the Parties have agreed in writing to any Optional Subsequent Purchases on different terms than those set forth in this Agreement, evidence of authorization of the execution of the purchase of shares pursuant to any Optional Subsequent Purchases on the revised terms.

1.6 At each Closing,

(a) Seller shall deliver to Buyer:

(i) the duly executed certificates (if any) representing the Purchased Stock,

(ii) executed powers or other stock transfer forms in relation to the Purchased Stock in favor of Buyer;

(iii) written evidence as set forth in Section 1.5(b) herein, duly signed by an officer of Seller; and

(iv) any other documents reasonably required by Buyer.

(b) Buyer shall pay to Seller the aggregate Purchase Price specified for the applicable Closing against, and simultaneously with, Seller’s delivery of the items specified in Section 1.6(a) and the delivery to the Company’s transfer agent of all instruments necessary to record Buyer as the registered holder of the Purchased Stock, payable by wire transfer to the bank account or accounts identified in instructions given by Seller to Buyer in writing prior to the applicable Closing Date.

(c) If the Initial Closing does not occur on or before September 30, 2026, this Agreement shall terminate without further action of the Parties and shall be of no further force or effect; provided, however, that such date may be extended by the mutual written consent of Buyer and Seller.

(d) If Buyer has not purchased the Optional Secondary Purchase shares and all Optional Subsequent Purchase shares on or before March 31, 2028, Buyer’s Option to purchase any remaining shares shall terminate without further action of the Parties and shall be of no further force or effect as to such remaining shares; provided, however, that such date may be extended by the mutual written consent of Buyer and Seller.

2. Representations and Warranties of Seller. As of the Effective Date and each Closing Date, Seller hereby represents and warrants to Buyer as follows:

2.1 Seller has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and, assuming the due authorization, execution and delivery by Buyer, constitutes the valid and binding obligation of Seller, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

2.2 Seller is the sole and lawful owner of the Purchased Stock, free and clear of all Encumbrances (other than any restrictions on transfer arising under applicable state and federal securities law). Seller has good and marketable title to the Purchased Stock and the right and authority to sell the Purchased Stock to Buyer pursuant to this Agreement without any third-party consent, and no consent of any third party is required in connection with the execution, delivery or performance by Seller of this Agreement or the consummation of the transactions contemplated hereby.

2.3 The execution, delivery, and performance by Seller of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (a) violate or conflict with any provision of the articles of incorporation, by-laws, or other governing documents of Seller; or (b) materially violate or conflict with any provision of any statute, law, ordinance, regulation, rule, or other requirement of any governmental authority or any order, writ, judgment, injunction, decree, determination, or award entered by or with any governmental authority applicable to Seller.

2.4 Seller (a) is an entity managed by sophisticated and knowledgeable individuals familiar with transactions similar to those contemplated by this Agreement and with such knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of the transactions contemplated by this Agreement, (b) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Purchased Stock, (c) has negotiated the terms of this Agreement (including the Purchase Price) on an arm’s-length basis and has had an opportunity to consult with its legal, tax and financial advisors concerning this Agreement and its subject matter, and (d) except for the representations and warranties expressly set forth in Section 3 below, has independently and without reliance upon Buyer or the Company for any information or advice regarding the Company or the value of the Purchased Stock, and based on such information and the advice of such advisors as Seller has deemed appropriate, made its own analysis and decision to enter into this Agreement. Seller is fully aware of the possibility that the value of the Purchased Stock may significantly appreciate or depreciate over time and by agreeing to sell the Purchased Stock pursuant to this Agreement, Seller is giving up the opportunity to sell the Purchased Stock at a higher price in the future. Seller acknowledges that Buyer is not acting as a fiduciary or financial or investment advisor to Seller, and has not given Seller any investment advice, opinion or other information on whether the sale of the Purchased Stock is prudent. Seller acknowledges that (i) Buyer currently may have, and later may come into possession of, information with respect to the Company that is not known to Seller and that may be material to Seller’s decision to sell the Purchased Stock (the “Seller Excluded Information”), (ii) Seller has determined to sell the Purchased Stock notwithstanding its lack of knowledge of the Seller Excluded Information, and (iii) Buyer shall not have any liability to Seller whatsoever, due to or in connection with Buyer’s use or non-disclosure of the Seller Excluded Information or otherwise as a result of the transactions contemplated by this Agreement, and Seller hereby irrevocably waives and releases any claims that it might have against Buyer, whether under applicable securities laws or otherwise, other than in the case of fraud, gross negligence or wilful misconduct by Buyer, with respect to the use or nondisclosure of the Seller Excluded Information in connection with the transfer of the Purchased Stock and the transactions contemplated by this Agreement. Seller understands that Buyer will rely on the accuracy and truth of the foregoing representations, and Seller hereby consents to such reliance.

2.5 Seller does not have any benefit or right corresponding or relating to its ownership of the Purchased Stock other than any benefit or right that is assigned or otherwise transferred to Buyer on the terms of this Agreement.

2.6 Seller is not currently the subject of any pending or threatened bankruptcy, insolvency, receivership, reorganization, or similar proceeding under any federal, state, or foreign law relating to bankruptcy, insolvency, or the relief of debtors.

2.7 To Seller’s knowledge, there are no actions, proceedings, or investigations pending or threatened against Seller, and Seller does not know of or have any reason to know of any basis for any such action, proceedings, or investigation, or knowledge of any event or condition of any kind or character pertaining to the sale of the Purchased Stock to Buyer, that may materially and adversely affect such sale.

2.8 (a) neither Seller nor any person that has been or will be paid, directly or indirectly, any remuneration or commission for such person’s participation in the offer or sale of the Purchased Stock, including the solicitation of purchasers on Seller’s behalf, is subject to any event that would disqualify an issuer or other covered person under Rule 506(d)(1) of Regulation D promulgated under the Securities Act of 1933, as amended, or is subject to a statutory disqualification described in Section 3(a)(39) of the Securities Exchange Act of 1934, as amended; (b) Seller is not the issuer of the Purchased Stock or a direct or indirect subsidiary of the Company, and is not acting as an underwriter or dealer with respect to the Purchased Stock; (c) no portion of the Purchased Stock constitutes the whole or any part of an unsold allotment to, or a subscription or participation by, a broker or dealer as an underwriter of the Purchased Stock or a redistribution; (d) to Seller’s knowledge, the Company is engaged in business, is not in the organizational stage or in bankruptcy or receivership, and is not a blank check, blind pool or shell company that has no specific business plan or purpose or that has indicated that its primary business plan is to engage in a merger or combination of its business with, or an acquisition of, an unidentified person; and (e) the class of securities of which the Purchased Stock forms a part has been authorized and outstanding for at least ninety (90) days prior to each Closing Date. Seller has satisfied, and as of each Closing Date will have satisfied, each condition to the availability of the exemption provided by Section 4(a)(7) of the Securities Act of 1933, as amended, that is applicable to Seller as the seller of the Purchased Stock.

3. Representations and Warranties of Buyer. As of the Effective Date and each Closing Date, Buyer hereby represents and warrants to Seller as follows:

3.1 Buyer has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by Seller, constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies.

3.2 Buyer is acquiring the Purchased Stock for investment for Buyer’s own account only and not with a view to, or for resale in connection with, any “distribution” of the Purchased Stock within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

3.3 Buyer is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act and was not formed for the purpose of acquiring the Purchased Stock, and the information in its Accredited Investor Questionnaire attached as Exhibit A is accurate.

3.4 Buyer further has had access to such public information concerning the Purchased Stock or the Company as Buyer deems necessary to enable Buyer to make an informed decision concerning the purchase of the Purchased Stock. Buyer has obtained all information as it may deem necessary to verify the accuracy of all information furnished to it in connection with the purchase of the Purchased Stock, to evaluate the merits and risks of an investment in the Purchased Stock or otherwise relative to the activities of the Company.

3.5 Buyer (a) is an entity managed by sophisticated and knowledgeable individuals familiar with transactions similar to those contemplated by this Agreement and with such knowledge and experience in financial and business matters as to be capable of evaluating the merits, risks and suitability of the transactions contemplated by this Agreement, (b) has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the purchase of the Purchased Stock, (c) has negotiated the terms of this Agreement (including the Purchase Price) on an arm’s length basis and has had an opportunity to consult with its legal, tax and financial advisors concerning this Agreement and its subject matter, and (d) except for the representations and warranties expressly set forth in Section 2 above, has independently and without reliance upon Seller or the Company for any information or advice regarding the Company or the value of the Purchased Stock, and based on such information and the advice of such advisors as Buyer has deemed appropriate, made its own analysis and decision to enter into this Agreement. Buyer is fully aware of the possibility that the value of the Purchased Stock may significantly appreciate or depreciate over time. Buyer acknowledges that Seller is not acting as a fiduciary or financial or investment advisor to Buyer, and has not given Buyer any investment advice, opinion or other information on whether the purchase of the Purchased Stock is prudent. Buyer acknowledges that (i) Seller currently may have, and later may come into possession of, information with respect to the Company that is not known to Buyer and that may be material to Buyer’s decision to buy the Purchased Stock (“Buyer Excluded Information”), (ii) Buyer has determined to buy the Purchased Stock notwithstanding its lack of knowledge of the Buyer Excluded Information, and (iii) Seller shall not have any liability to Buyer whatsoever, due to or in connection with Seller’s use or non-disclosure of the Buyer Excluded Information or otherwise as a result of the transactions contemplated by this Agreement, and Buyer hereby irrevocably waives and releases any claims that it might have against Seller, whether under applicable securities laws or otherwise, other than in the case of fraud, gross negligence or wilful misconduct by Seller, with respect to the use or nondisclosure of the Buyer Excluded Information in connection with the transfer of the Purchased Stock and the transactions contemplated by this Agreement.

3.6 To Buyer’s knowledge, there are no actions, proceedings, or investigations pending or threatened against Buyer, and Buyer does not know of or have reason to know of any basis for any such action, proceeding, or investigation, or any event or condition pertaining to the sale of the Purchased Stock to Buyer, that may materially and adversely affect such sale.

4. Mutual Representation and Warranties. As of the Effective Date and each Closing Date, each Party hereby represents and warrants to the other Party:

4.1 That the purchase and sale of the Purchased Stock set forth in this Agreement is intended to comply with (i) an applicable exemption from registration under the Securities Act, including, without limitation, Section 4(a)(7) of the Securities Act, and (ii) the requirement in Section 4(e)(1)(c) of the Securities Act that the Purchased Stock be deemed to be restricted securities within the meaning of Rule 144. The Parties further represent and warrant that no “general solicitation” has been made by Seller with respect to the Purchased Stock within the meaning of Rule 502(c) of Regulation D promulgated under the Securities Act.

4.2 That the securities of the Company are publicly traded and that the securities laws of the United States prohibit any person or entity who is in possession of material non-public information concerning the Company from purchasing or selling securities (including the Purchased Stock) in reliance upon such information or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information. Each Party agrees that it shall comply with all such applicable securities laws.

5. Further Assurance.

5.1 Each Party shall use reasonable best efforts to promptly execute and deliver such documents and perform such acts as the other Party or the Company may reasonably require for the purpose of giving full effect to this Agreement and the transactions contemplated hereby.

5.2 From the Effective Date until the expiration or termination of the Option, Seller shall not sell, transfer, assign, pledge, hypothecate, grant any option or other right over, enter into any hedging or derivative transaction with respect to, or create or permit to exist any Encumbrance upon, any shares of Company common stock subject to the Optional Secondary Purchase or the Optional Subsequent Purchases, and shall retain sole record and beneficial ownership of such shares free and clear of all Encumbrances (other than restrictions on transfer arising under applicable securities laws).

6. Indemnification and Limitations.

6.1 Indemnification by Seller. Seller shall indemnify and defend Buyer and each of its affiliates and their respective directors, officers, employees, consultants, counsel, accountants, and other agents (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all loss, damage, liability, deficiency, action, judgment, interest, award, penalty, fine, cost, or expense of whatever kind (collectively, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification under this Agreement, “Losses”) incurred or sustained by, or imposed upon, Buyer Indemnitees based upon, arising out of, with respect to, or by reason of (a) any material inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement; (b) any material breach or non-fulfilment of any covenant, agreement, or obligation to be performed by Seller pursuant to this Agreement; or (c) any fraud, gross negligence, or wilful misconduct by Seller.

6.2 Indemnification by Buyer. Buyer shall indemnify and defend Seller and each of its affiliates and their respective directors, officers, employees, consultants, counsel, accountants, and other agents (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, Seller Indemnitees based upon, arising out of, with respect to, or by reason of(a) any material inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement; (b) any material breach or non-fulfilment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement; or(c) any fraud, gross negligence, or wilful misconduct by Buyer.

6.3Limitations. The maximum amount of indemnifiable Losses which may be recovered from either indemnifying Party and arising out of or resulting from the causes set forth in any provision of this Section 6 or this Agreement generally, except for any Losses arising out of fraud, gross negligence, or wilful misconduct, shall be limited, (i) in the case of Seller as the indemnifying Party, to the aggregate Purchase Price actually received by Seller as of the date on which the claim for indemnification is made and,(ii) in the case of Buyer as the indemnifying Party, to an amount equal to (x) the aggregate Purchase Price payable by Buyer in respect of all Closings that have occurred or that Buyer is then obligated to consummate, less (y) the aggregate Purchase Price actually paid by Buyer as of the date on which the claim for indemnification is made. No Party shall be liable for any indirect, special, incidental, exemplary, punitive or consequential Losses or for any lost profits of any other party; provided that, Losses measured by the value of, or the appreciation in the value of, Purchased Stock that Seller fails to deliver in accordance with this Agreement shall not constitute indirect, special, incidental, exemplary, punitive or consequential Losses, or lost profits, for purposes of this Section 6.3. The representations and warranties of the Parties contained in this Agreement will survive the Closing that is last to occur until eighteen (18) months following the Closing Date of such Closing. Notwithstanding the foregoing, claims arising from fraud, gross negligence, or wilful misconduct by either Party shall survive indefinitely.

7.Confidentiality and Announcements.

7.1The terms of this Agreement and the matters referred to herein are confidential between the Parties and may not be disclosed to any other person or entity, except:

(a)as the extent that may be necessary to give effect to the terms of this Agreement;

(b)to the directors, officers, employees, consultants, counsel, accountants, and other agents of each Party, save that the disclosing party will procure that such persons comply with the terms of this Section 7; and/or

(c)for any disclosures required by applicable law, including specifically and expressly filing requirements of the Securities Exchange Act of 1934, as amended, or court order, provided that such Party uses reasonable efforts to obtain a protective order to prevent such disclosure.

7.2Prior to the Initial Closing, neither Party will make or issue a public announcement, communication or circular concerning this Agreement and the matters referred to herein without the prior written consent of the other Party approving the announcement and its content.

8. Governing Law; Jurisdiction; WAIVER OF JURY TRIAL.

8.1 This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

8.2 Each of the Parties irrevocably agrees that any proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any orders in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party or its successors or assigns, shall be brought and determined exclusively within the State of Oregon. Each of the Parties hereby irrevocably submits with regard to any such proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any proceeding relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts.

8.3 Each of the Parties hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any proceeding with respect to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the aforesaid courts for any reason; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any proceeding commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable law, any claim that such proceeding in such court is brought in an inconvenient forum, the venue of such proceeding is improper, or this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

8.4 EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR CLAIM THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 8.4 AND EXECUTED BY EACH PARTY). THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OTHER AGREEMENTS OR DOCUMENTS RELATING TO THE CONTEMPLATED TRANSACTIONS. The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of the transactions contemplated by this Agreement, including contract claims, tort claims, breach-of-duty claims and all other common law and statutory claims. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

9. Miscellaneous.

9.1 Entire Agreement. This Agreement constitutes the entire agreement between the Parties concerning the purchase and sale of the Purchased Stock and supersedes all prior agreements, understandings, or representations, whether oral or written.

9.2 Amendment. This Agreement may only be modified or amended in writing and signed by both Parties.

9.3 Costs and Expenses. Each Party will pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

9.4 Survival. Following the Closing that is last to occur, neither Party shall have any continuing obligations to the other Party under this Agreement, except for those expressly stated herein.

9.5 Waiver. No waiver by a Party of any of the provisions of this Agreement will be effective unless in writing and signed by the waiving Party. No failure to exercise, or delay in exercising, any right or remedy arising from this Agreement shall operate or be construed as a waiver thereof. A waiver of any breach of this Agreement will not waive a prior or subsequent breach.

9.6 Specific Performance. Each Party acknowledges and agrees that irreparable injury to the other Parties would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that such injury would not be adequately compensable in damages because of the difficulty of ascertaining the amount of damages that would be suffered in the event that this Agreement were breached. It is accordingly agreed that each Party shall be entitled to seek, in addition to any other remedy to which it is entitled at law or in equity, to specific enforcement of, and injunctive relief, without proof of actual damages, to prevent any breach or violation of, the terms of this Agreement.

9.7 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.8 No Partnership, Etc. Nothing in this Agreement is intended or should be construed to create a partnership, joint venture, or employer-employee relationship between the Parties (or any of their employees or agents), and neither Party is the agent of the other.

9.9Assignment. Neither Party may assign this Agreement without the other Party’s written consent, except that Buyer may assign this Agreement, in whole or in part, to one or more of its Affiliates (as defined in Rule 405 under the Securities Act of 1933, as amended) or to any other fund, vehicle or account management or controlled by Buyer’s general partner, provided that the assignee assumes all related obligations of Buyer in respect of the assignment (including making all required representations, warranties or covenants). Any purported assignment in contravention of this Section 9.9 shall be null and void.

9.10Successors and Assigns. This Agreement will be binding on the permitted assigns, heirs, executors, personal representatives, administrators, and successors (whether through merger, operation of law, or otherwise) of the Parties.

9.11Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same document. In the event that any signature to this Agreement is delivered by facsimile transmission or by e-mail delivery of a portable document format (.pdf or similar format) data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

9.12Notices. All notices, claims, demands, and other communications under this Agreement must be in writing and delivered either by personal delivery, recognized overnight courier, by email or by certified or registered mail (postage prepaid) to the addresses set out below or such other address as the applicable Party may designate in writing by notice delivered in accordance with this Agreement. Such a notice or other communication delivered under this clause will be deemed to have been given: (a) when delivered if delivered by hand; (b) when received by the addressee if sent by a nationally recognized overnight courier; (c) on the date sent by email if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail.

If to Seller:	The Oregon Community Foundation Address: 1221 SW Yamhill St., Suite 100 Portland, OR 97205 Attn: Erica D. Daley Email: edaley@oregoncf.org

With a copy to, which shall not constitute notice: Miller Nash LLP 1140 SW Washington St., Ste 700 Portland, OR 97205 Attn: Mary Ann Frantz Email: MaryAnn.Frantz@millernash.com

If to Buyer:

Kotarba Partners & Co, LLC

Address: 1827 Broken Bend Drive

Westlake, TX 76262

Attn: Scott S. Kotarba, Managing Member of Kotarba Partners & Co, LLC, the General Partner of Kotarba Partners Fund I, LP

Email: scott@kotarbapartners.com

9.13Independent Counsel. Each Party acknowledges that it has carefully read and fully understands all provisions of this Agreement and that this Agreement governs the transactions contemplated hereby. In executing this Agreement, each Party acknowledges it has sought independent legal advice.

[Signature page(s) follows]

IN WITNESS WHEREOF, the Parties have executed this Purchase and Sale Agreement as of the Effective Date.

SELLER	BUYER

The Oregon Community Foundation	Kotarba Partners Fund I, LP By Kotarba Partners & Co, LLC, the General Partner of Kotarba Partners Fund I, LP

By: /s/ “Lisa Mensah”	By: /s/ “Scott Kotarba”
Name: Lisa Mensah	Name: Scott Kotarba
Title: President & CEO	Title: Managing Member